Exhibit 10.6

SEMPRA ENERGY
SEVERANCE PAY AGREEMENT
THIS AGREEMENT (this “Agreement”), dated as of June 15, 2019 (the “Effective Date”), is made by and between SEMPRA ENERGY, a California corporation (“Sempra Energy”), and Mia DeMontigny (the “Executive”).
WHEREAS, the Executive is currently employed by Sempra Energy or another corporation or trade or business which is a member of a controlled group of corporations (within the meaning of Section 414(b) or (c) of the Code) of which Sempra Energy is a component member, determined by applying an ownership threshold of 50% rather than 80% (Sempra Energy and such other controlled group members, collectively, the “Company”);
WHEREAS, Sempra Energy and the Executive desire to enter into this Agreement; and
WHEREAS, the Board of Directors of Sempra Energy (the “Board”) or an authorized committee thereof has authorized this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Sempra Energy and the Executive hereby agree as follows:
Section 1.Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth below:
“AAA” has the meaning assigned thereto in Section 13(c) hereof.
“Accounting Firm” has the meaning assigned thereto in Section 8(e) hereof.
“Accrued Obligations” means the sum of (a) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (b) an amount equal to any annual Incentive Compensation Awards earned with respect to fiscal years ended prior to the year that includes the Date of Termination to the extent not theretofore paid, (c) any accrued and unpaid vacation, and (d) reimbursement for unreimbursed business expenses, if any, properly incurred by the Executive in the performance of his duties in accordance with Company policies applicable to the Executive from time to time, in each case to the extent not theretofore paid.
“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
“Annual Base Salary” means the Executive’s annual base salary from the Company.
“Asset Purchaser” has the meaning assigned thereto in Section 16(e).
“Asset Sale” has the meaning assigned thereto in Section 16(e).
“Average Annual Bonus” means the average of the annual bonuses from the Company earned by the Executive with respect to the three (3) fiscal years of Sempra Energy ending immediately preceding the Date of Termination (the “Bonus Fiscal Years”); provided, however, that, if the Executive was employed by the Company for less than three (3) Bonus Fiscal Years, “Average Annual Bonus” means the average of the annual bonuses (if any) from the

Company earned by the Executive with respect to the Bonus Fiscal Years during which the Executive was employed by the Company; and, provided, further, that, if the Executive was not employed by the Company during any of the Bonus Fiscal Years, “Average Annual Bonus” means zero ($0).
“Cause” means:
(a)    Prior to a Change in Control, (i) the willful failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), (ii) the grossly negligent performance of such obligations referenced in clause (i) of this definition, (iii) the Executive’s gross insubordination; and/or (iv) the Executive’s commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony involving one or more acts of moral turpitude) which have or result in an adverse effect on the Company, monetarily or otherwise, or one or more significant acts of dishonesty. For purposes of clause (i) of this subsection (a), no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company.
(b)    From and after a Change in Control (or in connection with a termination occurring pursuant to Section 5(f)), (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or other than any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 2 hereof and after the Company’s cure period relating to the event on which Good Reason is based, if any and if applicable, has expired) and/or (ii) the Executive’s commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony involving one or more acts of moral turpitude) which have or result in an adverse effect on the Company, monetarily or otherwise, or one or more significant acts of dishonesty. For purposes of clause (i) of this subsection (b), no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed terminated for Cause pursuant to clause (i) of this subsection (b) unless and until the Executive shall have been provided with reasonable notice of and, if possible, a reasonable opportunity to cure the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause.
“Change in Control” shall be deemed to have occurred on the date that a change in the ownership of Sempra Energy, a change in the effective control of Sempra Energy, or a change in the ownership of a substantial portion of assets of Sempra Energy occurs (each, as defined in subsection (a) below), except as otherwise provided in subsections (b), (c) and (d) below:
(a)    (i)    a “change in the ownership of Sempra Energy” occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of Sempra Energy that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Sempra Energy,

(ii)    a “change in the effective control of Sempra Energy” occurs only on either of the following dates:
(A)    the date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Sempra Energy possessing thirty percent (30%) or more of the total voting power of the stock of Sempra Energy, or
(B)    the date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election, and
(iii)    a “change in the ownership of a substantial portion of assets of Sempra Energy” occurs on the date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Sempra Energy that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of Sempra Energy immediately before such acquisition or acquisitions.
(b)    A “change in the ownership of Sempra Energy” or “a change in the effective control of Sempra Energy” shall not occur under clause (a)(i) or (ii) by reason of any of the following:
(i)    an acquisition of ownership of stock of Sempra Energy directly from Sempra Energy or its Affiliates other than in connection with the acquisition by Sempra Energy or its Affiliates of a business,
(ii)    a merger or consolidation which would result in the voting securities of Sempra Energy outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least sixty percent (60%) of the combined voting power of the securities of Sempra Energy or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or
(iii)    a merger or consolidation effected to implement a recapitalization of Sempra Energy (or similar transaction) in which no Person is or becomes the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Sempra Energy (not including the securities beneficially owned by such Person any securities acquired directly from Sempra Energy or its Affiliates other than in connection with the acquisition by Sempra Energy or its Affiliates of a business) representing twenty percent (20%) or more of the combined voting power of Sempra Energy’s then outstanding securities.
(c)    A “change in the ownership of a substantial portion of assets of Sempra Energy” shall not occur under clause (a)(iii) by reason of a sale or disposition by Sempra Energy of the assets of Sempra Energy to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of Sempra Energy in substantially the same proportions as their ownership of Sempra Energy immediately prior to such sale.
(d)    This definition of “Change in Control” shall be limited to the definition of a “change in control event” with respect to the Executive and relating to Sempra Energy under Treasury Regulation Section 1.409A-3(i)(5).
“Change in Control Date” means the date on which a Change in Control occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Compensation Committee” means the compensation committee of the Board.
“Consulting Payment” has the meaning assigned thereto in Section 14(e) hereof.
“Consulting Period” has the meaning assigned thereto in Section 14(f) hereof.
“Date of Termination” has the meaning assigned thereto in Section 2(b) hereof.
“Disability” has the meaning set forth in the long-term disability plan or its successor maintained by the Company entity that is the employer of the Executive; provided, however, that the Executive’s employment hereunder may not be terminated by reason of Disability unless (a) at the time of such termination there is no reasonable expectation that the Executive will return to work within the next ninety (90) day period and (b) such termination is permitted by all applicable disability laws.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.
“Excise Tax” has the meaning assigned thereto in Section 8(a) hereof.
“Good Reason” means:
(a)    Prior to a Change in Control, the occurrence of any of the following without the prior written consent of the Executive, unless such act or failure to act is corrected by the Company prior to the Date of Termination specified in the Notice of Termination (as required under Section 2 hereof):
(i)    the assignment to the Executive of any duties materially inconsistent with the range of duties and responsibilities appropriate to a senior executive within the Company (such range determined by reference to past, current and reasonable practices within the Company);
(ii)    a material reduction in the Executive’s overall standing and responsibilities within the Company, but not including (A) a mere change in title or (B) a transfer within the Company, which, in the case of both (A) and (B), does not adversely affect the Executive’s overall status within the Company;
(iii)    a material reduction by the Company in the Executive’s aggregate annualized compensation and benefits opportunities, except for across-the-board reductions (or modifications of benefit plans) similarly affecting all similarly situated executives of the Company of comparable rank with the Executive;

(iv)    the failure by the Company to pay to the Executive any portion of the Executive’s current compensation and benefits or any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;
(v)    any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2 hereof;
(vi)    the failure by Sempra Energy to perform its obligations under Section 16(c) or (d) hereof;
(vii)    the failure by the Company to provide the indemnification and D&O insurance protection Section 10 of this Agreement requires it to provide; or
(viii)    the failure by Sempra Energy (or any of the entities comprising the Company, as applicable) to comply with any material provision of this Agreement.
(b)    From and after a Change in Control (or in connection with a termination occurring pursuant to Section 5(f)), the occurrence of any of the following without the prior written consent of the Executive, unless such act or failure to act is corrected by the Company prior to the Date of Termination specified in the Notice of Termination (as required under Section 2 hereof):
(i)    an adverse change in the Executive’s title, authority, duties, responsibilities or reporting lines as in effect immediately prior to the Change in Control;
(ii)    a reduction by the Company in the Executive’s aggregate annualized compensation opportunities, except for across-the-board reductions in base salaries, annual bonus opportunities or long-term incentive compensation opportunities of less than ten percent (10%) similarly affecting all similarly situated executives (including, if applicable, of the Person then in control of Sempra Energy) of comparable rank with the Executive; or the failure by the Company to continue in effect any material benefit plan in which the Executive participates immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control;
(iii)    the relocation of the Executive’s principal place of employment immediately prior to the Change in Control Date (the “Principal Location”) to a location which is both further away from the Executive’s residence and more than thirty (30) miles from such Principal Location, or the Company’s requiring the Executive to be based anywhere other than such Principal Location (or permitted relocation thereof), or a substantial increase in the Executive’s business travel obligations outside of the Southern California area as of immediately prior to the Change in Control (without regard to any changes therein in anticipation of the Change in Control) other than any such increase that (A) arises in connection with extraordinary business activities of the Company of limited duration and (B) is understood not to be part of the Executive’s regular duties with the Company;

(iv)    the failure by the Company to pay to the Executive any portion of the Executive’s current compensation and benefits or any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;
(v)    any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2 hereof;
(vi)    the failure by Sempra Energy to perform its obligations under Section 16(c) or (d) hereof;
(vii)    the failure by the Company to provide the indemnification and D&O insurance protection Section 10 of this Agreement requires it to provide; or
(viii)    the failure by Sempra Energy (or any of the entities comprising the Company, as applicable) to comply with any material provision of this Agreement.
Following a Change in Control, the Executive’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed to be unreasonable by an arbitrator pursuant to the procedure described in Section 13 hereof. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
“Incentive Compensation Awards” means awards granted under Incentive Compensation Plans providing the Executive with the opportunity to earn, on a year‑by‑year basis, annual and long‑term incentive compensation.
“Incentive Compensation Plans” means annual incentive compensation plans and long‑term incentive compensation plans of the Company, which long‑term incentive compensation plans may include plans offering stock options, restricted stock and other long‑term incentive compensation.
“Involuntary Termination” means (a) the Executive’s Separation from Service by reason other than for Cause, death, Disability, or Mandatory Retirement, or (b) the Executive’s Separation from Service by reason of resignation of employment for Good Reason.
“JAMS” has the meaning assigned thereto in Section 13(c) hereof.
“Mandatory Retirement” means termination of employment pursuant to the Company’s mandatory retirement policy.
“Medical Continuation Benefits” has the meaning assigned thereto in Section 4(c) hereof.
“Notice of Termination” has the meaning assigned thereto in Section 2(a) hereof.
“Payment” has the meaning assigned thereto in Section 8(a) hereof.
“Payment in Lieu of Notice” has the meaning assigned thereto in Section 2(b) hereof.

“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, except that such term shall not include (a) Sempra Energy or any of its Affiliates, (b) a trustee or other fiduciary holding securities under an employee benefit plan of Sempra Energy or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) a corporation owned, directly or indirectly, by the shareholders of Sempra Energy in substantially the same proportions as their ownership of stock of Sempra Energy, or (e) a “person” or “group” as used in Rule 13d-1(b) under the Exchange Act.
“Post-Change in Control Severance Payment” has the meaning assigned thereto in Section 5 hereof.
“Pre-Change in Control Severance Payment” has the meaning assigned thereto in Section 4 hereof.
“Principal Location” has the meaning assigned thereto in clause (b)(iii) of the definition of Good Reason, above.
“Proprietary Information” has the meaning assigned thereto in Section 14(a) hereof.
“Pro Rata Bonus” means a severance amount equal to the greater of (a) the Executive's Target Bonus as in effect immediately prior to the Change in Control or on the Date of Termination, whichever is greater, or (b) the Executive's Average Annual Bonus, multiplied by a fraction, (X) the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and (Y) the denominator of which shall be three hundred sixty-five (365).
“Release” has the meaning assigned thereto in Section 4 hereof. The Release is not a condition of employment or continued employment or a condition of receiving a raise or a bonus.
“Section 409A Payments” means any payments under this Agreement which are subject to Section 409A of the Code.
“Sempra Energy Control Group” means Sempra Energy and all persons with whom Sempra Energy would be considered a single employer under Section 414(b) or (c) of the Code, as determined from time to time.
“Separation from Service” has the meaning set forth in Treasury Regulation Section 1.409A-1(h).
“Specified Employee” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).
“Target Bonus” means, for any year, the target annual bonus from the Company that may be earned by the Executive for such year (regardless of the actual annual bonus earned, if any); provided, however, that if, as of the Date of Termination, a target annual bonus has not been established for the Executive for the year in which the Date of Termination occurs, the “Target Bonus” as of the Date of Termination shall be equal to the target annual bonus, if any, for the immediately preceding fiscal year of Sempra Energy.

For purposes of this Agreement, references to any “Treasury Regulation” shall mean such Treasury Regulation as in effect on the date hereof.
Section 2.    Notice and Date of Termination.
(a)    Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by a written notice of termination to the other party (the “Notice of Termination”). Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Unless the Board or a committee thereof, in writing, provides a longer notice period, a Notice of Termination by the Executive alleging a termination for Good Reason must be made within one hundred eighty (180) days of the act or failure to act that the Executive alleges to constitute Good Reason.
(b)    The date of the Executive’s termination of employment with the Company (the “Date of Termination”) shall be determined as follows: (i) if the Executive’s Separation from Service is at the volition of the Company, then the Date of Termination shall be the date specified in the Notice of Termination (which, in the case of a termination by the Company other than for Cause, shall not be less than two (2) weeks from the date such Notice of Termination is given unless the Company elects to pay the Executive, in addition to any other amounts payable hereunder, an amount (the “Payment in Lieu of Notice”) equal to two (2) weeks of the Executive’s Annual Base Salary in effect on the Date of Termination), and (ii) if the Executive’s Separation from Service is by the Executive for Good Reason, the Date of Termination shall be determined by the Executive and specified in the Notice of Termination, but in no event be less than fifteen (15) days nor more than sixty (60) days after the date such Notice of Termination is given. The Payment in Lieu of Notice shall be paid on such date as is required by law, but no later than thirty (30) days after the date of the Executive’s Separation from Service.
Section 3.    Termination from the Board. Upon the termination of the Executive’s employment for any reason, the Executive’s membership on the Board, the board of directors of any Affiliates of Sempra Energy, any committees of the Board and any committees of the board of directors of any of the Affiliates of Sempra Energy, if applicable, shall be automatically terminated and the Executive agrees to take any and all actions (including resigning) required by Sempra Energy or any of its Affiliates to evidence and effect such termination of membership.

Section 4.    Severance Benefits upon Involuntary Termination Prior to Change in Control. Except as provided in Sections 5(f) and 19(i) hereof, in the event of the Involuntary Termination of the Executive prior to a Change in Control, Sempra Energy shall, or shall cause one of its Affiliates that is the employer of the Executive to, pay the Executive, in one lump sum cash payment, an amount (the “Pre-Change in Control Severance Payment”) equal to one-half (0.5) times the sum of (X) the Executive’s Annual Base Salary as in effect on the Date of Termination plus (Y) an amount equal to the greater of (I) his Average Annual Bonus or (II) the Target Bonus in effect on the Date of Termination. In addition to the Pre-Change in Control Severance Payment, the Executive shall be entitled to the following additional benefits specified in Section 4(a) through (e). The Company's obligation to pay the Pre-Change in Control Severance Payment or provide the benefits set forth in Section 4(c), (d) and (e) is subject to and conditioned upon the Executive executing a release of all claims substantially in the form attached hereto as Exhibit A (the “Release”) within fifty (50) days after the date of Involuntary Termination and the Executive not revoking such Release in accordance with the terms thereof. The Pre-Change in Control Severance Payment shall be paid within sixty (60) days after the date of the Involuntary Termination on such date as is determined by Sempra Energy, but not before the Release becomes effective and irrevocable. If the fifty (50) day period in which the Release could become effective spans more than one taxable year, then the Pre-Change in Control Severance Payment shall not be made until the later taxable year.
(a)    Accrued Obligations. The Company shall pay the Executive a lump sum amount in cash equal to Accrued Obligations within the time prescribed by law.
(b)    Equity-Based Compensation. The Executive shall retain all rights to any equity-based compensation awards to the extent set forth in the applicable plan and/or award agreement.
(c)    Welfare Benefits. Subject to the terms and conditions of this Agreement, for a period of six (6) months following the date of the Involuntary Termination (and an additional six (6) months if the Executive provides consulting services under Section 14(f) hereof), the Executive and his dependents shall be provided with group medical benefits which are substantially similar to those provided from time to time to similarly situated active employees of the Company (and their eligible dependents) (“Medical Continuation Benefits”). Without limiting the generality of the foregoing, such Medical Continuation Benefits shall be provided on substantially the same terms and conditions and at the same cost to the Executive as apply to similarly situated active employees of the Company. Such benefits shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(a)(5). Notwithstanding the foregoing, if Sempra Energy determines in its sole discretion that the Medical Continuation Benefits cannot be provided without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or that the provision of Medical Continuation Benefits under this Agreement would subject Sempra Energy or any of its Affiliates to a material tax or penalty, (i) the Executive shall be provided, in lieu thereof, with a taxable monthly payment in an amount equal to the monthly premium that the Executive would be required to pay to continue the Executive’s and his covered dependents’ group medical benefit coverages under COBRA as then in effect (which amount shall be based on the premiums for the first month of COBRA coverage) or (ii) Sempra Energy shall have the authority to amend the Agreement to the limited extent reasonably necessary to avoid such violation of law or tax or penalty and shall use all reasonable efforts to provide the Executive with a comparable benefit that does not violate applicable law or subject Sempra Energy or any of its Affiliates to such tax or penalty.

(d)    Outplacement Services. The Executive shall receive reasonable outplacement services, on an in-kind basis, suitable to his position and directly related to the Executive’s Involuntary Termination, for a period of twelve (12) months following the date of the Involuntary Termination, in an aggregate amount of cost to the Company not to exceed $50,000. Notwithstanding the foregoing, the Executive shall cease to receive outplacement services on the date the Executive accepts employment with a subsequent employer. Such outplacement services shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(b)(9)(v)(A).
(e)    Financial Planning Services. The Executive shall receive financial planning services, on an in-kind basis, for a period of twelve (12) months following the Date of Termination. Such financial planning services shall include expert financial and legal resources to assist the Executive with financial planning needs and shall be limited to (i) current investment portfolio management, (ii) tax planning, (iii) tax return preparation, and (iv) estate planning advice and document preparation (including wills and trusts); provided, however, that the Company shall provide such financial planning services during any taxable year of the Executive only to the extent the cost to the Company for such taxable year does not exceed $25,000. The Company shall provide such financial planning services through a financial planner selected by the Company, and shall pay the fees for such financial planning services. The financial planning services provided during any taxable year of the Executive shall not affect the financial planning services provided in any other taxable year of the Executive. The Executive’s right to financial planning services shall not be subject to liquidation or exchange for any other benefit. Such financial planning services shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv).
Section 5.    Severance Benefits upon Involuntary Termination in Connection with and after Change in Control. Notwithstanding the provisions of Section 4 above, and except as provided in Section 19(i) hereof, in the event of the Involuntary Termination of the Executive on or within two (2) years following a Change in Control, in lieu of the payments described in Section 4 above, Sempra Energy shall, or shall cause one of its Affiliates that is the employer of the Executive to, pay the Executive, in one lump sum cash payment, an amount (the “Post-Change in Control Severance Payment”) equal to (a) the Pro Rata Bonus plus (b) the sum of (X) the Executive’s Annual Base Salary as in effect immediately prior to the Change in Control or on the Date of Termination, whichever is greater, plus (Y) an amount equal to the greater of (I) the Executive’s Target Bonus determined immediately prior to the Change in Control or the Date of Termination, whichever is greater and (II) the Executive’s Average Annual Bonus; provided, however, that, in the event that the Involuntary Termination occurs prior to June 15, 2024, the Post-Change in Control Severance Payment shall be increased by twenty-five percent (25%). In addition to the Post-Change in Control Severance Payment, the Executive shall be entitled to the following additional benefits specified in Section 5(a) through (e). The Company's obligation to pay the Post-Change in Control Severance Payment or provide the benefits set forth in Section 5(b), (c), (d), and (e) is subject to and conditioned upon the Executive executing the Release within fifty (50) days after the date of Involuntary Termination and the Executive not revoking such Release in accordance with the terms thereof. Except as provided in Section 5(f), the Post-Change in Control Severance Payment shall be paid within sixty (60) days after the date of Involuntary Termination on such date as is determined by Sempra Energy (or its successor) but not before the Release becomes effective and irrevocable. If the fifty (50) day period in which the Release could become effective spans more than one (1) taxable year, then the Post-Change in Control Severance Payment shall not be made until the later taxable year.

(a)    Accrued Obligations. The Company shall pay the Executive a lump sum amount in cash equal to the Accrued Obligations within the time required by law and, to the extent applicable, in accordance with the applicable plan, policy or arrangement pursuant to which such payments are to be made.
(b)    Equity-Based Compensation. Notwithstanding the provisions of any applicable equity-based compensation plan or award agreement to the contrary, all equity-based Incentive Compensation Awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards, awards covered under Section 162(m) of the Code, and dividend equivalents) held by the Executive shall immediately vest and become exercisable or payable, as the case may be, as of the Date of Termination, to be exercised or paid, as the case may be, in accordance with the terms of the applicable Incentive Compensation Plan and Incentive Compensation Award agreement, and any restrictions on any such Incentive Compensation Awards shall automatically lapse; provided, however, that, in the case of any stock option or stock appreciation rights awards granted on or after June 26, 1998 that remain outstanding on the Date of Termination, such stock options or stock appreciation rights shall remain exercisable until the earlier of (i) the later of eighteen (18) months following the Date of Termination or the period specified in the applicable Incentive Compensation Award agreement or (ii) the expiration of the original term of such Incentive Compensation Award (or, if earlier, the tenth (10th) anniversary of the original date of grant) (it being understood that all Incentive Compensation Awards granted prior to, on or after June 26, 1998 shall remain outstanding and exercisable for a period that is no less than that provided for in the applicable agreement in effect as of the date of grant).
(c)    Welfare Benefits. Subject to the terms and conditions of this Agreement, for a period of six (6) months following the date of Involuntary Termination (and an additional twelve (12) months if the Executive provides consulting services under Section 14(f) hereof), the Executive and his dependents shall be provided with life, disability, accident and group medical benefits which are substantially similar to those provided to the Executive and his dependents immediately prior to the date of Involuntary Termination or the Change in Control Date, whichever is more favorable to the Executive. Without limiting the generality of the foregoing, the continuing benefits described in the preceding sentence shall be provided on substantially the same terms and conditions and at the same cost to the Executive as in effect immediately prior to the date of Involuntary Termination or the Change in Control Date, whichever is more favorable to the Executive. Such benefits shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(a)(5). Notwithstanding the foregoing, if Sempra Energy determines in its sole discretion that the portion of the foregoing continuing benefits that constitute group medical benefits cannot be provided without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or that the provision of such group medical benefits under this Agreement would subject Sempra Energy or any of its Affiliates to a material tax or penalty, (i) the Executive shall be provided, in lieu thereof, with a taxable monthly payment in an amount equal to the monthly premium that the Executive would be required to pay to continue the Executive’s and his covered dependents’ group medical benefit coverages under COBRA as then in effect (which amount shall be based on the premiums for the first month of COBRA coverage) or (ii) Sempra Energy shall have the authority to amend the Agreement to the limited extent reasonably necessary to avoid such violation of law or tax or penalty and shall use all reasonable efforts to provide the Executive with a comparable benefit that does not violate applicable law or subject Sempra Energy or any of its Affiliates to such tax or penalty.

(d)    Outplacement Services. The Executive shall receive reasonable outplacement services, on an in-kind basis, suitable to his position and directly related to the Executive’s Involuntary Termination, for a period of eighteen (18) months following the date of Involuntary Termination (but in no event beyond the last day of the Executive’s second (2nd) taxable year following the Executive’s taxable year in which the Involuntary Termination occurs), in the aggregate amount of cost to the Company not to exceed $50,000. Notwithstanding the foregoing, the Executive shall cease to receive outplacement services on the date the Executive accepts employment with a subsequent employer. Such outplacement services shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(b)(9)(v)(A).
(e)    Financial Planning Services. The Executive shall receive financial planning services, on an in-kind basis, for a period of eighteen (18) months following the date of Involuntary Termination. Such financial planning services shall include expert financial and legal resources to assist the Executive with financial planning needs and shall be limited to (i) current investment portfolio management, (ii) tax planning, (iii) tax return preparation, and (iv) estate planning advice and document preparation (including wills and trusts); provided, however, that the Company shall provide such financial services during any taxable year of the Executive only to the extent the cost to the Company for such taxable year does not exceed $25,000. The Company shall provide such financial planning services through a financial planner selected by the Company, and shall pay the fees for such financial planning services. The financial planning services provided during any taxable year of the Executive shall not affect the financial planning services provided in any other taxable year of the Executive. The Executive’s right to financial planning services shall not be subject to liquidation or exchange for any other benefit. Such financial planning services shall be provided in a manner that complies with Section 1.409A-3(i)(1)(iv).
(f)    Involuntary Termination in Connection with a Change in Control. Notwithstanding anything contained herein, in the event of an Involuntary Termination prior to a Change in Control, if the Involuntary Termination (i) was at the request of a third party who has taken steps reasonably calculated to effect such Change in Control or (ii) otherwise arose in connection with or in anticipation of such Change in Control, then the Executive shall, in lieu of the payments described in Section 4 hereof, be entitled to the Post-Change in Control Severance Payment and the additional benefits described in this Section 5 as if such Involuntary Termination had occurred within two (2) years following the Change in Control. The amounts specified in Section 5 that are to be paid under this Section 5(f) shall be reduced by any amount previously paid under Section 4. The amounts to be paid under this Section 5(f) shall be paid within sixty (60) days after the Change in Control Date of such Change in Control.
Section 6.    Severance Benefits upon Termination by the Company for Cause or by the Executive Other than for Good Reason. If the Executive’s employment shall be terminated for Cause, or if the Executive terminates employment other than for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the pre-Change in Control Accrued Obligations and any amounts or benefits described in Section 10 hereof.

Section 7.    Severance Benefits upon Termination due to Death or Disability. If the Executive has a Separation from Service by reason of death or Disability, the Company shall pay the Executive or his estate, as the case may be, the Accrued Obligations and a severance amount equal to the Pro Rata Bonus (without regard to whether a Change in Control has occurred) and any amounts or benefits described in Section 10 hereof. Such payments shall be in addition to those rights and benefits to which the Executive or his estate may be entitled under the relevant Company plans or programs. The Company's obligation to pay the severance amount pursuant to this Section 7 is conditioned upon the Executive, the Executive's representative or the Executive's estate, as the case may be executing the Release within fifty (50) days after the date of the Executive's Separation from Service and not revoking such Release in accordance with the terms thereof. The Accrued Obligations shall be paid within the time required by law and the severance amount payable pursuant to this Section 7 shall be paid within sixty (60) days after the date of the Separation from Service on such date determined by Sempra Energy but not before the Release becomes effective and irrevocable. If the fifty (50) day period in which the Release could become effective spans more than one (1) taxable year, then the severance amount shall not be made until the later taxable year.
Section 8.    Limitation on Payments by the Company.
(a)    Anything in this Agreement to the contrary notwithstanding and except as set forth in this Section 8 below, in the event it shall be determined that any payment or distribution “in the nature of compensation” (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (the “Payment”) would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”), then, subject to Section 8(b), the Pre-Change in Control Severance Payment or the Post-Change in Control Severance Payment (whichever is applicable) payable under this Agreement shall be reduced under this Section 8(a) to the amount equal to the Reduced Payment. For such Payment payable under this Agreement, the “Reduced Payment” shall be the amount equal to the greatest portion of the Payment (which may be zero ($0)) that, if paid, would result in no portion of any Payment being subject to the Excise Tax.
(b)    The Pre-Change in Control Severance Payment or the Post-Change in Control Severance Payment (whichever is applicable) payable under this Agreement shall not be reduced under Section 8(a) if:
(i)    such reduction in such Payment is not sufficient to cause no portion of any Payment to be subject to the Excise Tax, or
(ii)    the Net After-Tax Unreduced Payments (as defined below) would equal or exceed one hundred five percent (105%) of the Net After-Tax Reduced Payments (as defined below).
For purposes of determining the amount of any Reduced Payment under Section 8(a), and the Net-After Tax Reduced Payments and the Net After-Tax Unreduced Payments, the Executive shall be considered to pay federal, state and local income and employment taxes at the Executive’s applicable marginal rates taking into consideration any reduction in federal income taxes which could be obtained from the deduction of state and local income taxes, and any reduction or disallowance of itemized deductions and personal exemptions under applicable tax law). The applicable federal, state and local income and employment taxes and the Excise Tax (to the extent applicable) are collectively referred to as the “Taxes.”

(c)    For purposes of determining the amount of any Reduced Payment under this Section 8, the amount of any Payment shall be reduced in the following order:
(i)    first, by reducing the amounts of parachute payments that would not constitute deferred compensation subject to Section 409A of the Code;
(ii)    next, if after the reduction described in Section 8(c)(i), additional reductions are required, then by reducing the cash portion of the Payment that constitutes “deferred compensation” (within the meaning of Section 409A) subject to Section 409A, with the reductions to be applied first to the portion of the Payment scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the Payment as required under this Section 8; and
(iii)    next, if after the reduction described in Section 8(c)(ii), additional reductions are required, then, by reducing the non-cash portion of the Payment that constitutes deferred compensation (within the meaning of Section 409A) subject to Section 409A, with the reductions to be applied first to the portion of the Payment scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the Payment as required under this Section 8.
(d)    The following definitions shall apply for purposes of this Section 8:
(i)    “Net After-Tax Reduced Payments” shall mean the total amount of all Payments that the Executive would retain, on a Net After-Tax Basis, in the event that the Payments payable under this Agreement are reduced pursuant to Section 8(a).
(ii)    “Net After-Tax Unreduced Payments” shall mean the total amount of all Payments that the Executive would retain, on a Net After-Tax Basis, in the event that the Payments payable under this Agreement are not reduced pursuant to Section 8(a).
(iii)    “Net After-Tax Basis” shall mean, with respect to the Payments, either with or without reduction under Section 8(a) (as applicable), the amount that would be retained by the Executive from such Payments after the payment of all Taxes.
(e)    All determinations required to be made under this Section 8 and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm as may be agreed by the Company and the Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations to both the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. For purposes of determining whether and the extent to which the Payments will be subject to the Excise Tax, (i) no portion of the Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Payments shall be taken into account which, in the written opinion of the Accounting Firm, does not constitute a “parachute payment”

within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes “reasonable compensation” for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Accounting Firm in accordance with the principles of Section 280G(d)(3) and (4) of the Code.
Section 9.    Delayed Distribution under Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a Specified Employee on the date of the Executive’s Involuntary Termination (or on the date of the Executive’s Separation from Service by reason of Disability), the Section 409A Payments which are payable upon Separation from Service shall be delayed to the extent necessary in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, and such delayed payments or benefits shall be paid or distributed to the Executive during the thirty (30) day period commencing on the earlier of (a) the expiration of the six (6) month period measured from the date of the Executive’s Separation from Service or (b) the date of the Executive’s death. Upon the expiration of the applicable six (6) month period, all payments deferred pursuant to this Section 9 (excluding in-kind benefits) shall be paid in a lump sum payment to the Executive, plus interest thereon from the date of the Executive’s Involuntary Termination through the payment date at an annual rate equal to Moody’s Rate. The “Moody’s Rate” shall mean the average of the daily Moody’s Corporate Bond Yield Average – Monthly Average Corporates as published by Moody’s Investors Service, Inc. (or any successor) for the month next preceding the Date of Termination. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.
Section 10.    Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), including, without limitation, any and all indemnification arrangements in favor of the Executive (whether under agreements or under the Company’s charter documents or otherwise), and insurance policies covering the Executive, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. At all times during the  Executive’s employment with the Company and thereafter, the Company shall provide (to the extent permissible under applicable law) the  Executive with indemnification and D&O insurance insuring the  Executive against insurable events which occur or have occurred while the  Executive was a director or executive officer of the Company, that with respect to such insurance is on terms and conditions that, to the extent reasonably practical, are at least as generous as that then currently provided to any other current or former director or executive officer of the Company or any Affiliate.  Such indemnification and D&O insurance shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(b)(10).

Section 11.    Clawbacks. Notwithstanding anything herein to the contrary, if Sempra Energy determines, in its good faith judgment, that if the Executive is required to forfeit or to make any repayment of any compensation or benefit(s) to the Company under the Sarbanes-Oxley Act of 2002 or pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other law or pursuant to any formal policy of Sempra Energy, such forfeiture or repayment shall not constitute Good Reason.
Section 12.    Full Settlement; Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set‑off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, provided that nothing herein shall preclude the Company from separately pursuing recovery from the Executive based on any such claim. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.
Section 13.    Dispute Resolution.
(a)    If any dispute arises between the Executive and Sempra Energy or any of its Affiliates, including, but not limited to, disputes relating to or arising out of this Agreement, any action relating to or arising out of the Executive’s employment or its termination, and/or any disputes regarding the interpretation, enforceability, or validity of this Agreement (“Arbitrable Dispute”), the Executive and Sempra Energy waive the right to resolve the dispute through litigation in a judicial forum and agree to resolve the Arbitrable Dispute through final and binding arbitration, except as prohibited by law. Arbitration shall be the exclusive remedy for any Arbitrable Dispute.
(b)    As to any Arbitrable Dispute, Sempra Energy and the Executive waive any right to a jury trial or a court bench trial. The Company and the Executive also waive the right to bring, maintain, or participate in any class, collective, or representative proceeding, whether in arbitration or otherwise.  Further, Arbitrable Disputes must be brought in the individual capacity of the party asserting the claim, and cannot be maintained on a class, collective, or representative basis.
(c)    Arbitration shall take place at the office of the Judicial Arbitration and Mediation Service (“JAMS”) (or, if the Executive is employed outside of California, the American Arbitration Association (“AAA”)) nearest to the location where the Executive last worked for the Company. Except to the extent it conflicts with the rules and procedures set forth in this Agreement, arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules & Procedures (if the Executive is employed outside of California, the AAA Employment Arbitration Rules & Mediation Procedures), copies of which are attached for reference and available at www.jamsadr.com; tel: 800.352.5267 and www.adr.org; tel: 800.778.7879, before a single experienced, neutral employment arbitrator selected in accordance with those rules.
(d)    Sempra Energy will be responsible for paying any filing fee and the fees and costs of the arbitrator.  Each party shall pay its own attorneys’ fees. However, if any party prevails on a statutory claim that authorizes an award of attorneys’ fees to the prevailing party, or if there is a written agreement providing for attorneys’ fees, the arbitrator may award reasonable attorneys’ fees to the prevailing party, applying the same standards a court would apply under the law applicable to the claim.
(e)    The arbitrator shall apply the Federal Rules of Evidence, shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party, and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator does not have the authority to consider, certify, or hear an arbitration as a class action, collective action, or any other type of representative action. Sempra Energy and the Executive recognize that this Agreement arises out of or concerns interstate commerce and that the Federal Arbitration Act shall govern the arbitration and shall govern the interpretation or enforcement of this Agreement or any arbitration award.
(f)    EXECUTIVE ACKNOWLEDGES THAT BY ENTERING INTO THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT HE MAY HAVE TO A TRIAL BY JURY.
Section 14.    Executive’s Covenants.
(a)    Confidentiality. The Executive acknowledges that in the course of his employment with the Company, he has acquired non‑public privileged or confidential information and trade secrets concerning the operations, future plans and methods of doing business (“Proprietary Information”) of Sempra Energy and its Affiliates; and the Executive agrees that it would be extremely damaging to Sempra Energy and its Affiliates if such Proprietary Information were disclosed to a competitor of Sempra Energy and its Affiliates or to any other person or corporation. The Executive understands and agrees that all Proprietary Information has been divulged to the Executive in confidence and further understands and agrees to keep all Proprietary Information secret and confidential (except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this provision or information the Executive is required by any governmental, administrative or court order to disclose) without limitation in time. In view of the nature of the Executive’s employment and the Proprietary Information the Executive has acquired during the course of such employment, the Executive likewise agrees that Sempra Energy and its Affiliates would be irreparably harmed by any disclosure of Proprietary Information in violation of the terms of this Section 14(a) and that Sempra Energy and its Affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this Section 14(a) and to any other relief available to them. Inquiries regarding whether specific information constitutes Proprietary Information shall be directed to the Company’s Senior Vice President, Public Policy (or, if such position is vacant, the Company’s then Chief Executive Officer); provided, that the Company shall not unreasonably classify information as Proprietary Information.
(b)    Governmental Reporting. Nothing in this Agreement is intended to interfere with or discourage the Executive’s good faith disclosure related to a suspected violation of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Executive cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information so long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, so long as such filing is made under seal. The

Company will not retaliate against the Executive in any way for a disclosure made pursuant to this Section 14(b). Further, in the event the Executive makes such a disclosure, and files a lawsuit against the Company alleging that the Company retaliated against the Executive because of the disclosure, the Executive may disclose the relevant trade secret or confidential information to the Executive’s attorney, and may use the same in the court proceeding only if (X) the Executive ensures that any court filing that includes the trade secret or confidential information at issue is made under seal; and (Y) the Executive does not otherwise disclose the trade secret or confidential information except as required by court order.
(c)    Non‑Solicitation of Employees. The Executive recognizes that he possesses and will possess confidential information about other employees of Sempra Energy and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter‑personal relationships with customers of Sempra Energy and its Affiliates. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to Sempra Energy and its Affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with Sempra Energy and its Affiliates. The Executive agrees that at all times during the Executive’s employment with the Company and for a period of one (1) year thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company or its Affiliates for the purpose of being employed by him or by any competitor of the Company or its Affiliates on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of Sempra Energy and its Affiliates to any other person; provided, however, that it shall not constitute a solicitation or recruitment of employment in violation of this Section 14(c) to discuss employment opportunities with any employee of the Company or its Affiliates who has either first contacted the Executive or regarding whose employment the Executive has discussed with and received the written approval of the Company’s most senior Vice President, Human Resources (or, if such position is vacant, the Company’s then Chief Executive Officer), prior to making such solicitation or recruitment. In view of the nature of the Executive’s employment with the Company, the Executive likewise agrees that Sempra Energy and its Affiliates would be irreparably harmed by any solicitation or recruitment in violation of the terms of this Section 14(c) and that Sempra Energy and its Affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this Section 14(c) and to any other relief available to them.
(d)    Survival of Provisions. The obligations contained in Section 14(a), (b) and (c) above shall survive the termination of the Executive’s employment within the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in Section 14(a) or (c) above is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
(e)    Release; Consulting Payment. In the event of the Executive’s Involuntary Termination, if the Executive (i) reconfirms and agrees to abide by the covenants described in Section 14(a) and (c) above, (ii) executes the Release within fifty (50) days after the date of Involuntary Termination and does not revoke such Release in accordance with the terms thereof, and (iii) agrees to provide the consulting services described in Section 14(f) below, then in consideration for such covenants and consulting services, the Company shall pay the Executive, in one (1) cash lump sum, an amount (the “Consulting Payment”) in cash equal to one-half (0.5) times the sum of (X) the Executive’s Annual Base Salary as in effect on the Date of Termination, plus (Y) the greater of the Executive’s Average Annual Bonus or the Executive’s Target Bonus on the Date of Termination. Except as provided in this Section 14(e), the Consulting Payment shall be paid on such date as is determined by the Company within the ten (10) day period commencing on the sixtieth (60th) day after the date of the Executive’s Involuntary Termination; provided, however, that if the Executive is a Specified Employee on the date of the Executive’s Involuntary Termination, the Consulting Payment shall be paid as provided in Section 9 hereof to the extent required.
(f)    Consulting. If the Executive agrees to the provisions of Section 14(e) above, then the Executive shall have the obligation to provide consulting services to the Company as an independent contractor, commencing on the Date of Termination and ending on the first (1st) anniversary of the Date of Termination (the “Consulting Period”). The Executive shall hold himself available at reasonable times and on reasonable notice to render such consulting services as may be so assigned to him by the Board or the Company’s then Chief Executive Officer; provided, however, that unless the parties otherwise agree, the consulting services rendered by the Executive during the Consulting Period shall not exceed twenty (20) hours each month; and, provided, further, that the consulting services rendered by the Executive during the Consulting Period shall in no event exceed twenty percent (20%) of the average level of services performed by the Executive for the Company over the thirty-six (36) month period immediately preceding the Executive’s Separation from Service (or the full period of services to the Company, if the Executive has been providing services to the Company for less than thirty-six (36) months). The Company agrees to use its best efforts during the Consulting Period to secure the benefit of the Executive’s consulting services so as to minimize the interference with the Executive’s other activities, including requiring the performance of consulting services at the Company’s offices only when such services may not be reasonably performed off-site by the Executive.
Section 15.    Legal Fees.
(a)    Reimbursement of Legal Fees. Subject to Section 15(b), in the event of the Executive’s Separation from Service either (i) prior to a Change in Control, or (ii) on or within two (2) years following a Change in Control, the Company shall reimburse the Executive for all legal fees and expenses (including but not limited to fees and expenses in connection with any arbitration) incurred by the Executive in disputing any issue arising under this Agreement relating to the Executive’s Separation from Service or in seeking to obtain or enforce any benefit or right provided by this Agreement.
(b)    Requirements for Reimbursement. The Company shall reimburse the Executive’s legal fees and expenses pursuant to Section 15(a) above only to the extent the arbitrator or court determines the following: (i) the Executive disputed such issue, or sought to obtain or enforce such benefit or right, in good faith, (ii) the Executive had a reasonable basis for such claim, and (iii) in the case of Section 15(a)(i) above, the Executive is the prevailing party. In addition, the Company shall reimburse such legal fees and expenses, only if such legal fees and expenses are incurred during the twenty (20) year period beginning on the date of the Executive’s Separation from Service. The legal fees and expenses paid to the Executive for any taxable year of the Executive shall not affect the legal fees and expenses paid to the Executive for any other taxable year of the Executive. The legal fees and expenses shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the fees or expenses are determined to be payable pursuant to this Agreement. The Executive’s right to reimbursement of legal fees and expenses shall not be subject to liquidation or exchange for any other benefit. Such right to reimbursement of legal fees and expenses shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv).
Section 16.    Successors.
(a)    Assignment by the Executive. This Agreement is personal to the Executive and without the prior written consent of Sempra Energy shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    Successors and Assigns of Sempra Energy. This Agreement shall inure to the benefit of and be binding upon Sempra Energy and its successors and assigns. Sempra Energy may not assign this Agreement to any person or entity (except for a successor described in Section 16(c), (d) or (e) below) without the Executive’s written consent.
(c)    Assumption. Sempra Energy shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Sempra Energy to assume expressly and agree to perform the obligations and satisfy and discharge the liabilities of this Agreement in the same manner and to the same extent that Sempra Energy would have been required to perform the obligations and satisfy and discharge the liabilities under this Agreement if no such succession had taken place, and Sempra Energy shall have no further obligations and liabilities under this Agreement. Upon such assumption, references to Sempra Energy in this Agreement shall be replaced with references to such successor.
(d)    Sale of Subsidiary. In the event that (i) the Executive is employed by a direct or indirect subsidiary of Sempra Energy that is a member of the Sempra Energy Control Group, (ii) Sempra Energy, directly or indirectly through one or more intermediaries, sells or otherwise disposes of such subsidiary, and (iii) such subsidiary ceases to be a member of the Sempra Energy Control Group, then if, on the date such subsidiary ceases to be a member of the Sempra Energy Control Group, the Executive continues in employment with such subsidiary and the Executive does not have a Separation from Service, Sempra Energy shall require such subsidiary or any successor (whether direct or indirect, by purchase merger, consolidation or otherwise) to such subsidiary, or the parent thereof, to assume expressly and agree to perform the obligations and satisfy and discharge the liabilities under this Agreement in the same manner and to the same extent that Sempra Energy would have been required to perform the obligations and satisfy and discharge the liabilities under this Agreement, if such subsidiary had not ceased to be part of the Sempra Energy Control Group, and, upon such assumption, Sempra Energy shall have no further obligations and liabilities under the Agreement. Upon such assumption, references to Sempra Energy in this Agreement shall be replaced with references to such subsidiary, or such successor or parent thereof, assuming this Agreement, and subsection (b) of the definition of “Cause” and subsection (b) of the definition of “Good Reason” shall apply thereafter, as if a Change in Control had occurred on the date of such cessation.
(e)    Sale of Assets of Subsidiary. In the event that (i) the Executive is employed by a direct or indirect subsidiary of Sempra Energy, and (ii) such subsidiary sells or otherwise disposes of substantial assets of such subsidiary to an unrelated service recipient, as determined under Treasury Regulation Section 1.409A-1(f)(2)(ii) (the “Asset Purchaser”), in a transaction described in Treasury Regulation Section 1.409A-1(h)(4) (an “Asset Sale”), then if, on the date of such Asset Sale, the Executive becomes employed by the Asset Purchaser, Sempra Energy and the Asset Purchaser may specify, in accordance with Treasury Regulation Section 1.409A-1(h)(4), that the Executive shall not be treated as having a Separation from Service, and in such event, Sempra Energy may require such Asset Purchaser, or the parent thereof, to assume expressly and agree to perform the obligations and satisfy and discharge the liabilities under this Agreement in the same manner and to the same extent that the Company would have been required to perform the obligations and satisfy and discharge the liabilities under this Agreement, if the Asset Sale had not taken place, and, upon such assumption, Sempra Energy shall have no further obligations and liabilities under the Agreement. Upon such assumption, references to Sempra Energy in this Agreement shall be replaced with references to the Asset Purchaser or the parent thereof, as applicable, and subsection (b) of the definition of “Cause” and subsection (b) of the definition of “Good Reason” shall apply thereafter, as if a Change in Control had occurred on the date of the Asset Sale.
Section 17.    Administration Prior to Change in Control. Prior to a Change in Control, the Compensation Committee shall have full and complete authority to construe and interpret the provisions of this Agreement, to determine an individual’s entitlement to benefits under this Agreement, to make in its sole and absolute discretion all determinations contemplated under this Agreement, to investigate and make factual determinations necessary or advisable to administer or implement this Agreement, and to adopt such rules and procedures as it deems necessary or advisable for the administration or implementation of this Agreement. All determinations made under this Agreement by the Compensation Committee shall be final, conclusive and binding on all interested persons. Prior to a Change in Control, the Compensation Committee may delegate responsibilities for the operation and administration of this Agreement to one or more officers or employees of the Company. The provisions of this Section 17 shall terminate and be of no further force and effect upon the occurrence of a Change in Control.

Section 18.    Compliance with Section 409A of the Code. All payments and benefits payable under this Agreement (including, without limitation, the Section 409A Payments) are intended to comply with the requirements of Section 409A of the Code. Certain payments and benefits payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Code. This Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and the Treasury Regulations thereunder. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder. If the Company and the Executive determine that any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Section 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the Treasury Regulations thereunder and other applicable authority issued by the Internal Revenue Service, to the extent permitted under Section 409A of the Code, the Treasury Regulations thereunder and any applicable authority issued by the Internal Revenue Service, the Company and the Executive agree to amend this Agreement, or take such other actions as the Company and the Executive deem reasonably necessary or appropriate, to cause such compensation, benefits and other payments to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder and other applicable authority issued by the Internal Revenue Service, while providing compensation, benefits and other payments that are, in the aggregate, no less favorable than the compensation, benefits and other payments provided under this Agreement. In the case of any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Section 409A(a)(2), (3) and (4) of the Code, if any provision of the Agreement would cause such compensation, benefits or other payments to fail to so comply, such provision shall not be effective and shall be null and void with respect to such compensation, benefits or other payments to the extent such provision would cause a failure to comply, and such provision shall otherwise remain in full force and effect.
Section 19.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Except as provided herein, the Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the parties hereto. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of Sempra Energy to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.
(b)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by a reputable overnight carrier or by registered or certified mail, return receipt requested, postage prepaid, addressed, in either case, to the Company’s headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
(c)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)    Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 1 hereof, or the right of the Company to terminate the Executive’s employment for Cause pursuant to Section 1 hereof shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)    Entire Agreement; Exclusive Benefit; Supersession of Prior Agreement. This Agreement contains the entire agreement of the Executive, the Company or any predecessor or subsidiary thereof with respect to any severance or termination pay. The Pre-Change in Control Severance Payment, the Post-Change in Control Severance Payment and all other benefits provided hereunder shall be in lieu of any other severance payments to which the Executive is entitled under any other severance plan or program or arrangement sponsored by the Company, as well as pursuant to any individual employment or severance agreement that was entered into by the Executive and the Company, and, upon the Effective Date of this Agreement, all such plans, programs, arrangements and agreements are hereby automatically superseded and terminated.
(g)    No Right of Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company or shall interfere in any way with the right of the Company to terminate the Executive’s employment at any time, with or without Cause.
(h)    Unfunded Obligation. The obligations under this Agreement shall be unfunded. Benefits payable under this Agreement shall be paid from the general assets of the Company. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Agreement.
(i)    Termination upon Sale of Assets of Subsidiary. Notwithstanding anything contained herein, this Agreement shall automatically terminate and be of no further force and effect and no benefits shall be payable hereunder in the event that (i) the Executive is employed by a direct or indirect subsidiary of Sempra Energy, (ii) an Asset Sale (as defined in Section 16(e)) occurs (other than such a sale or disposition which is part of a transaction or series of transactions which would result in a Change in Control), and (iii) as a result of such Asset Sale, the Executive is offered employment by the Asset Purchaser in an executive position with reasonably comparable status, compensation, benefits and severance agreement (including the assumption of this Agreement in accordance with Section 16(e)) and which is consistent with the Executive’s experience and education, but the Executive declines to accept such offer and the Executive fails to become employed by the Asset Purchaser on the date of the Asset Sale.
(j)    Term. The term of this Agreement shall commence on the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date; provided, however, that commencing on the second (2nd) anniversary of the Effective Date (and each anniversary of the Effective Date thereafter), the term of this Agreement shall automatically be extended for one (1) additional year, unless at least ninety (90) days prior to such date, the Company or the Executive shall give written notice to the other party that it or he, as the case may be, does not wish to so extend this Agreement. Notwithstanding the foregoing, if the Company gives such written notice to the Executive (i) at a time when Sempra Energy is a party to an agreement that, if consummated, would constitute a Change in Control or (ii) less than two (2) years after a Change in Control, the term of this Agreement shall be automatically extended until the later of (X) the date that is one (1) year after the anniversary of the Effective Date that follows such written notice or (Y) the second (2nd) anniversary of the Change in Control Date.
(k)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, Sempra Energy have caused this Agreement to be executed as of the day and year first above written.

SEMPRA ENERGY

/s/ Randall L. Clark
Randall L. Clark
Deputy General Counsel and Chief Human
Resources Officer

July 3, 2019
Date

EXECUTIVE

/s/ Mia DeMontigny
Mia DeMontigny
Vice President, Controller and Chief Financial
Officer - Southern California Gas Company

June 18, 2019
Date

EXHIBIT A

GENERAL RELEASE
This GENERAL RELEASE (the “Agreement”), dated ___________, is made by and between ______________________________, a California corporation (the “Company”) and ___________________________ (“you” or “your”).
WHEREAS, you and the Company have previously entered into that certain Severance Pay Agreement dated ____________, 20___ (the “Severance Pay Agreement”); and
WHEREAS, your right to receive certain severance pay and benefits pursuant to the terms of Section 4 or 5 of the Severance Pay Agreement, as applicable, is subject to and conditioned upon your execution and non‑revocation of a general release of claims by you against the Company and its subsidiaries and affiliates.
WHEREAS, your right to receive the Consulting Payment provided pursuant to Section 14(e) of the Severance Pay Agreement is subject to and conditioned upon your execution and non‑revocation of a general release of claims by you against the Company and its subsidiaries and affiliates; and your adherence to the covenants described under Section 14 of the Severance Pay Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, you and the Company hereby agree as follows:
ONE: Your signing of this Agreement confirms that your employment with the Company shall terminate at the close of business on ____________, or earlier upon our mutual agreement. This Agreement is not a condition of employment or continued employment or a condition of receiving a raise or a bonus.
TWO: As a material inducement for the payment of the severance and benefits of the Severance Pay Agreement, and except as otherwise provided in this Agreement, you and the Company hereby irrevocably and unconditionally release, acquit and forever discharge the other from any and all Claims either may have against the other. For purposes of this Agreement and the preceding sentence, the words “Releasee” or “Releasees” and “Claim” or “Claims” shall have the meanings set forth below:
(a)    The words “Releasee” or “Releasees” shall refer to you and to the Company and each of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, advisors, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives, attorneys and advisors of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them.
(b)    The words “Claim” or “Claims” shall refer to any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which you or the Company now, in the past or, in the future may have, own or hold against any of the Releasees; provided, however, that the word “Claim” or “Claims” shall not refer to any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) arising under [identify severance, employee benefits, stock option, indemnification and D&O and other agreements containing duties, rights obligations etc. of either party that are to remain operative]. Claims released pursuant to this Agreement by you and the Company include, but are not limited to, rights arising out of alleged violations of any contracts, express or implied, any tort, claim, any claim that you failed to perform or negligently performed or breached your duties during employment at the Company, any legal restrictions on the Company’s right to terminate employment relationships; and any federal, state or other governmental statute, regulation, or ordinance, governing the employment relationship including, without limitation, all state and federal laws and regulations prohibiting discrimination based on protected categories, and all state and federal laws and regulations prohibiting retaliation against employees for engaging in protected activity or legal off-duty conduct. This release does not extend to claims for workers’ compensation or other claims which by law may not be waived or released by this Agreement.
THREE: You and the Company expressly waive and relinquish all rights and benefits afforded by any statute (including but not limited to Section 1542 of the Civil Code of the State of California and analogous laws of other states) which limits the effect of a release with respect to unknown claims. You and the Company do so understanding and acknowledging the significance of the release of unknown claims and the waiver of statutory protection against a release of unknown claims (including but not limited to Section 1542). Section 1542 of the Civil Code of the State of California states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Thus, notwithstanding the provisions of Section 1542 or of any similar statute, and for the purpose of implementing a full and complete release and discharge of the Releasees, you and the Company expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which are known and all Claims which you or the Company do not know or suspect to exist in your or the Company’s favor at the time of execution of this Agreement and that this Agreement contemplates the extinguishment of all such Claims.
FOUR: The parties acknowledge that they might hereafter discover facts different from, or in addition to, those they now know or believe to be true with respect to a Claim or Claims released herein, and they expressly agree to assume the risk of possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective, in all respects, regardless of such additional or different discovered facts.
FIVE: As a further material inducement to the Company to enter into this Agreement, you hereby agree to indemnify and hold each of the Releasees harmless from all loss, costs, damages, or expenses, including without limitation, attorneys’ fees incurred by the Releasees, arising out of any breach of this Agreement by you or the fact that any representation made in this Agreement by you was false when made.
As a further material inducement to you to enter into this Agreement, the Company hereby agrees to indemnify and hold each of the Releasees harmless from all loss,

costs, damages, or expenses, including without limitation, attorneys’ fees incurred by the Releasees, arising out of any breach of this Agreement by it or the fact that any representation made in this Agreement by it was knowingly false when made.
SIX: You and the Company represent and acknowledge that in executing this Agreement, neither is relying upon any representation or statement not set forth in this Agreement or the Severance Agreement.
SEVEN:
(a)    This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company, and the Company specifically disclaims any liability to or wrongful acts against you or any other person, on the part of itself, its employees or its agents. This Agreement shall not in any way be construed as an admission by you that you have acted wrongfully with respect to the Company, or that you failed to perform your duties or negligently performed or breached your duties, or that the Company had good cause to terminate your employment.
(b)    If you are a party or are threatened to be made a party to any proceeding by reason of the fact that you were an officer or director of the Company, the Company shall indemnify you against any expenses (including reasonable attorneys’ fees; provided, that counsel has been approved by the Company prior to retention, which approval shall not be unreasonably withheld), judgments, fines, settlements and other amounts actually or reasonably incurred by you in connection with that proceeding; provided, further, that you acted in good faith and in a manner you reasonably believed to be in the best interest of the Company. The limitations of Section 317 of the Corporations Code of the State of California shall apply to this assurance of indemnification.
(c)    You agree to cooperate with the Company and its designated attorneys, representatives and agents in connection with any actual or threatened judicial, administrative or other legal or equitable proceeding in which the Company is or may become involved. Upon reasonable notice, you agree to meet with and provide to the Company or its designated attorneys, representatives or agents all information and knowledge you have relating to the subject matter of any such proceeding. The Company agrees to reimburse you for any reasonable costs you incur in providing such cooperation.
EIGHT: This Agreement is entered into in California and shall be governed by substantive California law, except as provided in this section. If any dispute arises between you and the Company, including but not limited to, disputes relating to this Agreement, or if you prosecute a claim you purported to release by means of this Agreement (“Arbitrable Dispute”), you and the Company agree to resolve that Arbitrable Dispute through final and binding arbitration under this section. You also agree to arbitrate any Arbitrable Dispute which also involves any other released party who offers or agrees to arbitrate the dispute under this section. Your agreement to arbitrate applies, for example, to disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims.
As to any Arbitrable Dispute, you and the Company waive any right to a jury trial or a court bench trial. You and the Company also waive the right to bring, maintain, or participate in any class, collective, or representative proceeding, whether in arbitration or otherwise. Further, Arbitrable Disputes must be brought in the individual capacity of the party asserting the claim, and cannot be maintained on a class, collective, or representative basis.
Arbitration shall take place in San Diego, California under the employment dispute resolution rules of the Judicial Arbitration and Mediation Service, (or, if you are employed outside of California at the time of the termination of your employment, at the nearest location of the American Arbitration Association (“AAA”) and in accordance with the AAA rules), before an experienced employment arbitrator selected in accordance with those rules. The arbitrator may not modify or change this Agreement in any way. The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if you are the party initiating the claim, you will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which you are employed by the Company. Each party shall pay for its own costs and attorneys’ fees, if any. However if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and/or costs, the Arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim. The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern the arbitration and shall govern the interpretation or enforcement of this section or any arbitration award. The arbitrator will not have the authority to consider, certify, or hear an arbitration as a class action, collective action, or any other type of representative action.
To the extent that the Federal Arbitration Act is inapplicable, California law pertaining to arbitration agreements shall apply. Arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute. Except as prohibited by the Age Discrimination in Employment Act of 1967, as amended, should you or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of this breach. This Section EIGHT supersedes any existing arbitration agreement between the Company and me as to any Arbitrable Dispute. Notwithstanding anything in this Section EIGHT to the contrary, a claim for benefits under an Employee Retirement Income Security Act of 1974, as amended, covered plan shall not be an Arbitrable Dispute.
NINE: Both you and the Company understand that this Agreement is final and binding eight (8) days after its execution and return. Should you nevertheless attempt to challenge the enforceability of this Agreement as provided in Section EIGHT or, in violation of that section, through litigation, as a further limitation on any right to make such a challenge, you shall initially tender to the Company, by certified check delivered to the Company, all monies received pursuant to Section 4 or 5 of the Severance Pay Agreement, as applicable, plus interest, and invite the Company to retain such monies and agree with you to cancel this Agreement and void the Company’s obligations under the Severance Pay Agreement. In the event the Company accepts this offer, the Company shall retain such monies and this Agreement shall be canceled and the Company shall have no obligation under Section 14(e) of the Severance Pay Agreement. In the event the Company does not accept such offer, the Company shall so notify you and shall place such monies in an interest-bearing escrow account pending resolution of the dispute between you and the Company as to whether or not this Agreement and the Company’s obligations under the Severance Pay Agreement shall be set aside and/or otherwise rendered voidable or unenforceable. Additionally, any consulting agreement then in effect between you and the Company shall be immediately rescinded with no requirement of notice.
TEN: Any notices required to be given under this Agreement shall be delivered either personally or by first class United States mail, postage prepaid, addressed to the respective parties as follows:
To Company:    [TO COME]
Attn: [TO COME]
To You:    ______________________
    ______________________
    ______________________
ELEVEN: You understand and acknowledge that you have been given a period of forty-five (45) days to review and consider this Agreement (as well as certain data on other persons eligible for similar benefits, if any) before signing it and may use as much of this forty-five (45) day period as you wish prior to signing. You are encouraged, at your personal expense, to consult with an attorney before signing this Agreement. You understand and acknowledge that whether or not you do so is your decision. You may revoke this Agreement within seven (7) days of signing it. If you wish to revoke, the Company’s Vice President, Human Resources must receive written notice from you no later than the close of business on the seventh (7th) day after you have signed the Agreement. If revoked, this Agreement shall not be effective and enforceable, and you will not receive payments or benefits under Section 4 or 5 of the Severance Pay Agreement, as applicable.
TWELVE: This Agreement constitutes the entire agreement of the parties hereto and supersedes any and all other agreements (except the Severance Pay Agreement) with respect to the subject matter of this Agreement, whether written or oral, between you and the Company. All modifications and amendments to this Agreement must be in writing and signed by the parties.
THIRTEEN: Each party agrees, without further consideration, to sign or cause to be signed, and to deliver to the other party, any other documents and to take any other action as may be necessary to fulfill the obligations under this Agreement.
FOURTEEN: If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application; and to this end the provisions of this Agreement are declared to be severable.
FIFTEEN: This Agreement may be executed in counterparts.
I have read the foregoing General Release, and I accept and agree to the provisions it contains and hereby execute it voluntarily and with full understanding of its consequences. I am aware it includes a release of all known or unknown claims.
DATED: __________
__________________________________________

DATED: __________
__________________________________________
You acknowledge that you first received this Agreement on [date].
_________________________